                                         1

Letter to Shareholders: FY 2025

Key quarterly metrics
Key annual metrics

                                            2

Letter to Shareholders: FY 2025
Dear Root Shareholders

I am pleased to share that in 2025 we grew our revenues 29% while growing our net income 30%. These results show Root in an enviable position: having more than $1.5 billion in revenue in the largest P&C line of business in the country, with demonstrated net income profitability, and impressive growth rates. All of these factors are critical to understanding our strategic position:
$1.5 billion in annual revenue
Scale is imperative to success in auto insurance. There is no replacement for claims data, which is the ground truth our AI and machine learning algorithms are predicting every day. The learning curve is steep and expensive to climb. Having achieved a critical mass of claims data, we are now able to enter into new states, partnerships, and customer segments with competitive prices that hit our loss ratio targets in short order. This creates favorable scaling economics that are hard to achieve for new market entrants or smaller competitors.
Net income profitability while growing
Few in our market grew in 2025 while maintaining underwriting profitability. Root has accomplished this, marking a critical milestone. We have created the foundation for an enduring business, allowing us to focus on building long-term value by building better products for our customers at better prices. Combined with our scale, this creates a strong foundation for the company to accelerate our growth trajectory while driving long-term profit.
Largest P&C line of business
Auto insurance is the largest property-casualty line of business, with over $350 billion in annual premiums, demonstrating the massive growth potential for Root having built our beachhead in this important market. Building our foundation within auto insurance provides for a growth opportunity that is seldom seen in public companies. Auto insurance is one of the most expensive lines of business a consumer pays for, commonly a major household expense. It is also often the first form of insurance a consumer needs, forming the foundation of the customer relationship.
Of auto insurance carriers with more than a billion dollars in premiums, we believe we grew policies in force the fastest in 2025. Although our standout results are rare for any auto insurer in any environment, we believe they were exceptionally rare in 2025, as competition in the market became increasingly saturated, driven by low combined ratios on the heels of large price increases. This demonstrates Root’s ability to execute across cycles.
So how did Root, with less than a tenth of the operating history, far fewer employees, less cash, and lower brand awareness than all of the top ten competitors deliver these results? One word: technology.

                                            3

Letter to Shareholders: FY 2025
As a company whose founding principles lie at the heart of AI—namely, the advancements of modern quantitative methods—we are able to take advantage of rapidly progressing technology as we manufacture insurance products. We believe this is a structural advantage that compounds over time, specifically creating:
The next generation risk prediction brain
AI is not just about chatbots or RPA. While these are important, and we continue to leverage their technologies to optimize our operation, we believe, based on data, that the long-term potential of AI and machine learning to price risk is comparatively enormous. As our world becomes more connected, data continues to proliferate, risks evolve as machines take on more of what humans once did, and our ability to put the entire world inside a computer rapidly advances. We believe this creates new data sets and, combined with new quantitative sciences, can create algorithms that will be more powerful than any we’ve ever seen. And we have the results to back this up—our new algorithms increased our estimated average customer lifetime value (LTV) by 20% in the last 12 months.
Distribution as a technology problem
Insurance distribution used to be all about getting the right people in the community to sell your products through exclusive agency networks. Then it became about inundating consumers with advertising as the direct channel came to prominence. Increasingly, however, it is a technology problem. Whether it’s integrating with new consumer-facing GPTs, financial services apps, or vehicles, we believe the future of distribution lies in the ability to seamlessly integrate with these services to provide easy, almost invisible, insurance. Executing these integrations with flexible underwriting technology—so there is no trade-off between ease and profit—is fundamentally a technology and data-science capability, something Root was built for. We have seen this technology drive material growth and build a moat around our customers. This began with the first embedded product with Carvana, which demonstrated the power of integrated technology by increasing attach rates as we fully integrated the purchase flows.
Transparency and control over corporate trust
You no longer need to place your trust in a person or a big brand to know you are getting a good deal on car insurance. Customers expect and demand more. As our pricing continually evolves, we can put consumers back in control, showing them what is actually driving their rates and giving them the ability to lower them. This empowers every consumer to take greater control of their financial lives.
When we founded Root, we believed that data science and technology would fundamentally change the relationship consumers have with insurance. Telematics is the most predictive variable in our algorithms, and 82% of our eligible direct business opts in to telematics, which we believe to be industry leading among scaled competitors.

                                            4

Letter to Shareholders: FY 2025
We believe this structural advantage will continue to scale. Although proud of our performance in 2025, we have a long way to go to meet our ambitions. Our goal is to build the largest, most profitable personal lines carrier in the United States. This level of ambition requires long-term thinking and prioritization. We do not expect this road to be smooth, and we are certain we will continue to learn rapidly over this journey, but we remain steadfast in our determination and belief that we will build a historic company over the long term.
Growth
Our growth strategy has five distinct levers we believe will drive material growth over the years to come while building differentiated access to customers. We made diligent progress across all five in 2025, and believe we will continue to see these strategies compound in 2026.

1. Predictive power lowers prices
Auto insurance prices are heavily shopped with price being the number one reason a consumer both selects and leaves a carrier. Our AI and machine learning platform for pricing ingests raw data from a variety of sources, ranging from cell-phone sensors, to in-app behaviors, to connected-vehicle data, and uses it to create highly predictive models. These algorithms continue to learn and as they get better, our prices get better. We are continuing to invest more aggressively in pricing R&D to create new pricing mechanisms and variables, including direct vehicle integration.

                                            5

Letter to Shareholders: FY 2025
2. Geographic expansion
Today, Root is in 36 states, covering 80% of the U.S. population. With only ten years of operating history, this rate of state expansion is impressive as the industry is highly regulated by each state. Expansion requires demonstrated financial performance and a healthy capital position. Thanks to our clear operating history and generation of net income, we have paved the way for additional states to come online for Root to be national. Our goal is to be in the contiguous U.S. by the end of 2027.

Available
Pending approval/launch
Not yet available

3. Independent agents
Independent agents have been our fastest growing segment, and with a total addressable market of more than $100 billion in annual premiums, we see a long runway ahead of us for continued growth in this channel. We more than tripled our new writings from this channel year-over-year while only having appointed roughly 10% of agencies nationwide. We have not seen demand in this channel slow, as we continue to appoint more of the market, naturally growing our reach.

This channel is another example of distribution as a technology problem. Currently, independent agent quoting systems are disparate across multiple platforms, often requiring manual re-entry of customer data and taking more than 20 minutes to generate an insurance quote. With the ability to integrate seamlessly into comparative raters and proprietary agency software, we can generate bindable quotes in a fraction of the time. Combined with our pricing advantage, this creates a formidable product in the independent agency channel that we believe is not easily replicated.

                                            6

Letter to Shareholders: FY 2025
4. Connected ecosystem
Our connected technology inside vehicle ecosystems creates integrated advantages that allow us to meet consumers where they are with an easy and seamless quote, while our flexible underwriting technology can be embedded to generate profitable prices without introducing friction to the purchase flow. With roughly 90% of all new vehicle sales equipped with built-in data connectivity, this strategy has positioned us to be the partner of choice for OEMs who want their customers to receive better experiences and prices based on the evolution and usage of their vehicle technologies.
We’re incredibly excited to announce that as of the fourth quarter, owners of connected Toyota vehicles can provide consent to share their vehicle driving data with Root. This data partnership with Connected Analytic Services (CAS), an affiliate of Toyota, allows eligible Toyota and Lexus car owners to opt-in to receive an instant, telematics-based quote from Root on a voluntary basis using their own connected--car data.
We expect the OEM’s role in car insurance to expand, enabling OEMs to build deeper relationships with their customers and improve the affordability of new vehicles. This includes leveraging self-driving technology and vehicle data to price. Each OEM has a unique strategy, whether it’s using public APIs to allow any company to integrate its vehicle data with simple user consent, or forming in-house insurance carriers, or captive strategies. As these OEMs continue to develop and experiment in this space, our partnership capabilities allow for execution against their visions. We believe that by providing the most flexible embedded technology, achieving national scale, and driving pricing sophistication, we can effectively partner across a broad array of automotive companies.
5. Direct distribution machine
To be the best in the world at pricing insurance requires a company to understand how to segment economic data at a granular level for every customer—who will convert, who will retain, and who will incur a loss. These same capabilities create a powerful marketing engine. Built on a modern data science architecture, our platform seamlessly connects pricing and marketing across the entire user experience. By leveraging hundreds of behavioral data points throughout the customer journey, we can identify the right customers and deliver the most effective pricing for each. This predictive science machine reacts quickly to changing environments and allows us to remain nimble and disciplined in our capital deployment, further bolstering our performance and positioning us to take advantage of a rapidly changing world.

                                            7

Letter to Shareholders: FY 2025

Partnerships as a Percentage of New Writings
60%
40%
20%
—%
31%
33%
44%
44%
45%
Q4 2024
Q1 2025
Q2 2025
Q3 2025
Q4 2025

This growth strategy is self-reinforcing and only made possible by having achieved scale. As we continue to hone prices, our operating performance improves. In turn, because profitable performance is an important factor for regulatory approval, we are better able to expand our footprint. This expansion makes us more attractive to large national partnerships for distribution and creates economies of scale in direct marketing, further boosting our performance. This is why we believe our growth strategy compounds, allowing us to build sustained momentum.
Pricing and Underwriting
Every major pricing model we deploy meaningfully reshapes our book and allows us to grow faster, as we become better at matching price to risk. Sometimes this will decrease our premiums for customers, as we become better at providing the best rates for the right customers. Though this may provide temporary headwinds to average premiums, we believe this approach further separates Root from competitors over time by continually building a pricing advantage with our customers. This is why we are comfortable absorbing short-term premium movement in exchange for an anticipated structural advantage, and it’s why we believe pricing sophistication will ultimately determine the winners in personal auto insurance. We believe this will not only increase the size of our business, but more importantly save our customers money. Currently, drivers who switch to Root save up to $1,200 per year.†
At the core of our differentiation is a fully proprietary technology stack and advanced data science capabilities. This foundation is built on three strategic pillars:
The virtuous cycle of model iteration
Our proprietary models create a compounding advantage: as our data improves, so does our pricing, and that in turn strengthens performance. The latest version of our pricing model increased estimated LTV by an average of 20%. We’re already building the next iteration and expect it to drive even greater LTV gains, fueling growth while maintaining strong underwriting discipline. Unlike the traditional carriers that rely

                                            8

Letter to Shareholders: FY 2025
on static proxies, we price using dynamic behavioral and vehicle-level data, allowing us to get closer to the true cost of risk.
The proprietary data ingestion platform
Telematics is our single most predictive variable, but it is only one part of a much broader machine learning platform. We believe we have created a world-class platform on which our quantitative scientists test ideas and deploy superior statistical methodologies. In today's digital age, more of the world is being observed by machines every day, growing predictive datasets that can provide outsized value to insurance pricing. We continue to iterate on our platform to allow us to quickly ingest new data, seamlessly surface valuable signals to our researchers, and facilitate the evaluation and deployment of these data sources into our pricing and underwriting products. This approach enables us to offer flexible billing options, a seamless purchase experience, and lower average premiums for our safest drivers.
Algorithmic speed to market
In a volatile macroeconomic environment, speed matters. We believe our ability to quickly ingest data and adjust rates gives us a meaningful advantage. Through our automated underwriting process, we can identify inflationary trends early and move through regulatory approval rapidly. Our largely automated actuarial reviews help us stay agile, allowing us to offer competitive pricing while still achieving target returns—even in periods of uncertainty.
Gross accident period loss ratio

                                            9

Letter to Shareholders: FY 2025
Financial
We concluded 2025 with exceptional underwriting performance, a strong capital position, and record net income. This foundation positions us to accelerate our long-term growth strategy and invest further in our business, all while maintaining the disciplined unit economics that underpin our long-term success.
For the quarter, we grew our gross premiums written to $362 million and our gross premiums earned to $377 million, growth of 9% and 14%, year-over-year, respectively. We recorded net income of $5 million, a decrease of $17 million year-over-year. We also delivered operating income of $11 million and adjusted EBITDA of $29 million, a $24 million and $14 million decrease year-over-year, respectively. The decreases reflect deliberate investments in partnership acquisition and Direct R&D marketing, as well as a modest increase in loss ratio due to elevated seasonality. We accelerated policies-in-force growth by more than double the pace of the fourth quarter of 2024.
For the full year 2025, we grew gross premiums written and gross premiums earned to $1.5 billion, growth of 16% and 19%, respectively. We achieved this growth while recording net income of $40 million, an increase of $9 million year-over-year. Operating income was $62 million and adjusted EBITDA was $132 million, a $17 million decrease and $20 million increase year-over-year, respectively. Net income benefited from a $27 million reduction in debt financing costs year-over-year, while operating income was hindered by a $15 million increase in non-cash expense related to our outstanding warrant structure with Carvana.
Our capital position remains robust, with $312 million of unencumbered capital at year-end 2025. Given our excellent underwriting performance, we continue to be in a position of excess capital across our insurance subsidiaries. As we shift our focus toward growth, we are well-capitalized to support expansion and believe that continued execution and a sustained track record of performance will create opportunities to further optimize and reduce our cost of capital.

                                            10

Letter to Shareholders: FY 2025
Looking ahead
As we progress through 2026, we expect accelerating annual policies in force growth fueled by continued expansion of our distribution channels. We also expect to continue investing in the talent and technology to support our growth. Given the clear evidence of our market opportunity, the strength of our business model, and our proven track record of execution, we believe this focused reinvestment represents a compelling opportunity to create significant long-term value for our stakeholders.
Our goal remains unchanged-to build the largest, most profitable personal lines insurance carrier in the United States. We plan to achieve this by advancing our pricing sophistication, expanding distribution through technology, integrating more closely with risk origination, and reinvesting aggressively where we have a durable competitive advantage.
Our progress against this goal will not be linear. We manage Root for long-term value creation—not short-term calendar period results. Doing so requires a deliberate and, at times, dynamic balance between growth and profitability as we navigate market cycles and scale our R&D investments. Our focus remains on the compounding power of our model rather than the noise of any single reporting period.
Taken together, we believe this approach positions Root to become one of the defining insurance companies of the next decade.

Alex Timm
Co-Founder & CEO

                                            11

Letter to Shareholders: FY 2025
Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Income (Loss) to Adjusted EBITDA” below and in Root’s 2024 Annual Report on Form 10-K at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

                                            12

Letter to Shareholders: FY 2025
Definitions, Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
AI: Artificial Intelligence
AL: Artificial Learning
GPT: Generative Pre-trained Transformer
OEM: Original Equipment Manufacturer
RPA: Robotic Process Automation
†: Based on survey of actual customers who purchased a new Root policy between February 2024–February 2025 and reported savings; changes in coverage levels not evaluated. Potential savings will vary.
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit (loss) excluding net investment income, net realized gains on investments, acquisition costs which include report costs and refunds related to these expenses and commission expenses related to our partnership channel, and fixed expenses which include certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana Group, LLC’s, or Carvana, online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses. Further, impacts related to reinsurance are excluded, and these consist of ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, loss on extinguishment of debt, warrant compensation expense, restructuring charges, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA

                                            13

Letter to Shareholders: FY 2025
should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities. This amount includes borrowed funds that are subject to certain minimum liquidity covenants.
Gross Accident Period Loss Ratio
Gross accident period loss ratio, expressed as a percentage, represents all losses and claims expected to arise from insured events that occurred during the applicable period regardless of when they are reported and finally settled divided by gross premiums earned for the same period. The gross accident period loss ratio is remeasured each reporting period to reflect updated estimates of ultimate losses as they develop.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.
◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as search engines or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize advertising, targeting, and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution and brand strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail, social media, and digital media. We conduct experimental structured tests across media channels and geographies through a disciplined test-and-learn approach to evaluate new tactics. These efforts are intended to support expansion beyond high-intent acquisition channels while maintaining focus on efficiency and long-term value creation. We utilize these media channels to drive awareness when launching in new markets and to target prospective customers in active states.

                                            14

Letter to Shareholders: FY 2025

•Partnership: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Automotive & Financial Services. We build upon or within the mobile and web customer experiences of our automotive and financial services distribution partners to reach a captive customer base with an integrated solution. Our flexible technology stack allows us to meet our partners where they are with the best solution for them with varying levels of connectivity, including our proprietary and fully-integrated application which removes the need for the customer to ever visit a Root website to purchase and bind a policy. While these partnerships take time to onboard and launch, over the long term, we believe our platform will deliver a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow relationships with other automotive and financial service companies with relevant customer bases.
◦Independent Agent. We continue to invest in a product to bring the speed and ease of our technology to the independent agent channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our independent agent platform that enables simplified distribution from independent agents to their customers. Technology is at the core of the experience, enabling licensed independent agents to onboard quickly and seamlessly integrate with the comparative raters that many are already using. This allows us to offer our insurance products to customers alongside other established insurance carriers. The technology driven approach makes this an appealing platform for independent agents and an efficient acquisition channel for us.

About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 17 million app downloads and has collected 35 billion miles of driving data to inform their insurance offerings.
For further information on Root, please visit root.com.

                                            15

Letter to Shareholders: FY 2025
Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 36 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is exclusively offered, subject to limited exceptions, in the states where Root writes insurance.

                                            16

Letter to Shareholders: FY 2025

Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements concerning the following:
•our expected financial results for 2026;
•our ability to retain existing customers, acquire new customers and expand our customer reach;
•our expectations regarding our future financial performance, including total revenue, gross profit, net income (loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base;
•our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering;
•our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals;
•our ability to drive a significant long-term competitive advantage through our partnership with Carvana Group, LLC, or Carvana, and other partnerships, such as our partnerships with Hyundai Capital America, Toyota and Experian;
•our ability to develop products for embedded insurance and other partners;
•the impact of supply chain disruptions, increasing inflation, a potential increase in tariffs or the implementation of new tariffs, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition;
•our ability to remain profitable and extend our capital runway;
•our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states;
•the accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage existing and additional data;
•our ability to materially improve retention rates and our ability to realize benefits from retaining customers;
•our ability to underwrite risks accurately and charge profitable rates;
•our ability to maintain our business model and improve our capital and marketing efficiency;

                                            17

Letter to Shareholders: FY 2025
•our ability to drive improved conversion and decrease the cost of customer acquisition;
•our ability to maintain and enhance our brand and reputation;
•our ability to effectively manage the growth of our business;
•our ability to raise additional capital efficiently or at all;
•our ability to improve our product offerings, introduce new products and expand into additional insurance lines;
•our ability to cross sell our products and attain greater value from each customer;
•our ability to compete effectively with existing competitors and new market entrants in our industry;
•future performance of the markets in which we operate;
•our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance;
•the effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase;
•our ability to realize economies of scale;
•our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits;
•our ability to deliver a vertically integrated customer experience;
•our ability to develop products that utilize telematics to drive better customer satisfaction and retention;
•our ability to protect our intellectual property and any costs associated therewith;
•our ability to develop an autonomous claims experience;
•our ability to take rate action early and react to changing environments;
•our ability to meet risk-based capital requirements;
•our ability to realize benefits from our Texas county mutual fronting arrangement;
•our ability to expand domestically;
•our ability to comply with laws and regulations that currently apply or become applicable to our business;
•the impact of litigation or other losses;
•changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, or AI, telematics data and the consent to use telematics data, connected-car data, and other sources of data, or relating to taxation, including changes in tax regulations, or guidance promulgated pursuant to the new legislation implemented in the One Big Beautiful Bill Act, or the OBBBA;
•the impact of moratoriums, mandates and similar regulations or requests related to federal government shutdowns or other economic disruptions that negatively impact our ability to charge or increase premiums or result in increased premium write-offs;
•our ability to defend against cybersecurity threats and prevent, or recover from, a security incident or other significant disruption of our technology systems or those of our partners and third-party service providers;

                                            18

Letter to Shareholders: FY 2025
•the effect of interest rates on our available cash and our ability to maintain compliance with our Amended Term Loan (as defined herein);
•our ability to maintain proper and effective internal control over financial reporting; and
•the growth rates of the markets in which we compete.

Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.
Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2025 Annual Report on Form 10-K at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

                                            19

Letter to Shareholders: FY 2025
Financial statements

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
AS OF DECEMBER 31, 2025 AND 2024
	As of
	2025	2024
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $383.1 and $294.3 at December 31, 2025 and December 31, 2024, respectively)	$387.0	$292.0
Short-term investments (amortized cost: zero and $14.8 at December 31, 2025 and December 31, 2024, respectively)	—	14.8
Other investments	4.4	4.4
Total investments	391.4	311.2
Cash and cash equivalents	669.3	599.3
Restricted cash and cash equivalents	20.6	1.0
Premiums receivable, net of allowance of $8.9 and $9.8 at December 31, 2025 and December 31, 2024, respectively	332.8	305.3
Reinsurance recoverable and receivable, net of allowance of $0.1 at December 31, 2025 and December 31, 2024	129.8	150.6
Prepaid reinsurance premiums	6.3	25.1
Other assets	124.3	103.2
Total assets	$1,674.5	$1,495.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$483.6	$413.2
Unearned premiums	393.7	353.9
Long-term debt	200.3	200.1
Reinsurance premiums payable	2.4	32.8
Accounts payable and accrued expenses	74.2	71.1
Other liabilities	124.0	108.9
Total liabilities	1,278.2	1,180.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 14.1 shares issued and outstanding at December 31, 2025 and December 31, 2024 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 13.7 and 11.1 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Class B convertible common stock, $0.0001 par value, 1.8 and 4.0 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	1,922.0	1,887.9
Accumulated other comprehensive income (loss)	3.9	(2.3)
Accumulated loss	(1,641.6)	(1,681.9)
Total stockholders’ equity	284.3	203.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,674.5	$1,495.7

                                            20

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME - UNAUDITED

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(in millions, except per share data)
Revenues:
Net premiums earned	$367.3	$299.7	$1,401.7	$1,070.9
Net investment income	8.6	8.7	33.7	35.9
Fee income	20.1	17.6	78.3	66.0
Other income	1.0	0.7	3.4	3.7
Total revenues	397.0	326.7	1,517.1	1,176.5
Operating expenses:
Loss and loss adjustment expenses	245.9	191.8	924.2	733.0
Sales and marketing	45.6	37.2	174.8	135.8
Other insurance expense	54.7	31.3	206.3	106.4
Technology and development	13.3	14.7	53.1	53.3
General and administrative	27.0	16.8	96.9	69.5
Total operating expenses	386.5	291.8	1,455.3	1,098.0
Operating income	10.5	34.9	61.8	78.5
Interest expense	5.1	7.4	21.0	42.2
Loss on extinguishment of debt	—	5.4	—	5.4
Income before income tax expense	5.4	22.1	40.8	30.9
Income tax expense	0.1	—	0.5	—
Net income	5.3	22.1	40.3	30.9
Net income attributable to participating securities	0.2	1.2	2.0	1.7
Net income attributable to common shareholders	5.1	20.9	38.3	29.2
Other comprehensive income:
Net income	5.3	22.1	40.3	30.9
Changes in net unrealized gains (losses) on investments	0.4	(4.4)	6.2	0.2
Comprehensive income	$5.7	$17.7	$46.5	$31.1
Earnings per common share: (both Class A and B)
Basic	$0.33	$1.38	$2.49	$1.96
Diluted	$0.31	$1.30	$2.36	$1.83
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.5	15.1	15.4	14.9
Diluted	17.2	17.0	17.1	16.9

                                            21

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Years Ended December 31,
	2025	2024
	(in millions)
Cash flows from operating activities:
Net income	$40.3	$30.9
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation	40.1	18.5
Warrant compensation expense	19.2	3.8
Depreciation and amortization	11.8	14.9
Bad debt expense	36.7	33.6
Loss on extinguishment of debt	—	5.4
Changes in operating assets and liabilities:
Premiums receivable	(64.2)	(92.3)
Reinsurance recoverable and receivable	20.8	(24.8)
Prepaid reinsurance premiums	18.8	23.1
Other assets	(14.6)	(25.0)
Losses and loss adjustment expenses reserves	70.4	129.0
Unearned premiums	39.8	70.2
Reinsurance premiums payable	(30.4)	(21.6)
Accounts payable and accrued expenses	2.7	1.3
Other liabilities	15.1	28.7
Net cash provided by operating activities	206.5	195.7
Cash flows from investing activities:
Purchases of investments	(147.4)	(197.8)
Proceeds from maturities, call and pay downs of investments	67.8	54.6
Sales of investments	2.0	0.6
Capitalization of internally developed software	(14.1)	(11.4)
Purchases of fixed assets	—	(0.4)
Net cash used in investing activities	(91.7)	(154.4)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units	0.3	0.1
Taxes paid related to net share settlement of equity awards	(25.5)	(15.1)
Payment of preferred stock and related warrants issuance costs	—	(3.0)
Proceeds from issuance of debt and related warrants, net of issuance costs	—	134.4
Repayments of long-term debt	—	(237.1)
Net cash used in financing activities	(25.2)	(120.7)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	89.6	(79.4)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of year	600.3	679.7
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of year	$689.9	$600.3

                                            22

Letter to Shareholders: FY 2025
Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2025	2025	2025	2025	2024	2023
	(dollars in millions, except Premiums per Policy)
Policies in force	481,869	466,320	455,493	453,800	414,862	341,764
Premiums per policy	$1,531	$1,581	$1,616	$1,614	$1,584	$1,423
Premiums in force	$1,475.5	$1,474.5	$1,472.2	$1,464.9	$1,314.3	$972.7
Gross premiums written	$361.6	$387.2	$346.2	$410.8	$330.5	$279.2
Gross premiums earned	$377.2	$373.1	$371.3	$344.4	$331.0	$214.4
Gross profit	$96.4	$81.4	$101.7	$107.1	$103.6	$46.7
Net income (loss)	$5.3	$(5.4)	$22.0	$18.4	$22.1	$(24.0)
Direct contribution	$125.6	$127.4	$125.8	$127.1	$115.8	$65.8
Adjusted EBITDA	$28.8	$33.7	$37.6	$31.9	$43.1	$(0.3)
Net loss and LAE ratio	66.9%	66.5%	66.1%	64.0%	64.0%	69.7%
Net expense ratio	32.8%	35.6%	29.1%	31.6%	27.5%	42.2%
Net combined ratio	99.7%	102.1%	95.2%	95.6%	91.5%	111.9%
Gross loss ratio	59.3%	58.5%	58.0%	56.1%	56.8%	60.9%
Gross LAE ratio	7.0%	7.5%	7.3%	6.7%	6.9%	8.6%
Gross expense ratio	32.5%	35.3%	29.0%	31.2%	26.9%	40.2%
Gross combined ratio	98.8%	101.3%	94.3%	94.0%	90.6%	109.7%
Gross accident period loss ratio	62.8%	59.4%	59.3%	55.5%	59.3%	63.4%

                                            23

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Years Ended December 31,
	2025	2024	2023
	(dollars in millions, except Premiums per Policy)
Policies in force	481,869	414,862	341,764
Premiums per policy	$1,531	$1,584	$1,423
Premiums in force	$1,475.5	$1,314.3	$972.7
Gross premiums written	$1,505.8	$1,301.1	$783.1
Gross premiums earned	$1,466.0	$1,231.0	$635.8
Gross profit (loss)	$386.6	$337.1	$76.1
Net income (loss)	$40.3	$30.9	$(147.4)
Direct contribution	$505.9	$394.0	$150.7
Adjusted EBITDA	$132.0	$111.9	$(42.9)
Net loss and LAE ratio	65.9%	68.5%	82.8%
Net expense ratio	32.3%	27.9%	50.4%
Net combined ratio	98.2%	96.4%	133.2%
Gross loss ratio	58.0%	58.9%	65.2%
Gross LAE ratio	7.1%	8.6%	9.6%
Gross expense ratio	32.0%	27.2%	41.6%
Gross combined ratio	97.1%	94.7%	116.4%
Gross accident period loss ratio	59.3%	58.2%	64.1%

                                            24

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2025	2025	2025	2025	2024	2023
	(dollars in millions)
Total revenue	$397.0	$387.8	$382.9	$349.4	$326.7	$194.8
Loss and loss adjustment expenses	(245.9)	(239.4)	(233.3)	(205.6)	(191.8)	(122.7)
Other insurance expense	(54.7)	(67.0)	(47.9)	(36.7)	(31.3)	(25.4)
Gross profit	96.4	81.4	101.7	107.1	103.6	46.7
Net investment income	(8.6)	(7.0)	(9.4)	(8.7)	(8.7)	(7.7)
Adjustments from other insurance expense(1)	34.0	50.1	29.5	22.2	15.5	26.7
Ceded premiums earned	9.9	13.0	18.3	23.1	31.3	38.4
Ceded loss and loss adjustment expenses	(3.9)	(7.0)	(9.2)	(10.4)	(19.2)	(26.2)
Net ceding commission and other(2)	(2.2)	(3.1)	(5.1)	(6.2)	(6.7)	(12.1)
Direct contribution	$125.6	$127.4	$125.8	$127.1	$115.8	$65.8
______________
(1) Adjustments from other insurance expense consists of acquisition costs including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $28.6 million, $28.5 million, $25.0 million, $19.7 million, $11.8 million and $20.5 million for Q4 2025, Q3 2025, Q2 2025, Q1 2025, Q4 2024 and Q4 2023, respectively. Adjustments from other insurance expense also consists of fixed expenses, including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $5.3 million, $21.6 million, $4.6 million, $2.5 million, $3.7 million and $6.2 million for Q4 2025, Q3 2025, Q2 2025, Q1 2025, Q4 2024 and Q4 2023, respectively
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

                                            25

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Years Ended December 31,
	2025	2024	2023
	(dollars in millions)
Total revenue	$1,517.1	$1,176.5	$455.0
Loss and loss adjustment expenses	(924.2)	(733.0)	(331.3)
Other insurance expense	(206.3)	(106.4)	(47.6)
Gross profit	386.6	337.1	76.1
Net investment income	(33.7)	(35.9)	(30.2)
Adjustments from other insurance expense(1)	135.8	66.5	76.3
Ceded premiums earned	64.3	160.1	235.9
Ceded loss and loss adjustment expenses	(30.5)	(97.7)	(144.5)
Net ceding commission and other(2)	(16.6)	(36.1)	(62.9)
Direct contribution	$505.9	$394.0	$150.7
______________
(1)Adjustments from other insurance expense consists of acquisition costs, including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $101.8 million, $49.7 million and $50.8 million for the years ended December 31, 2025, 2024 and 2023, respectively. Adjustments from other insurance expense also consists of fixed expenses, including warrant compensation expense related to policies originating through the Integrated Platform, Personnel Costs, Overhead, licenses, professional fees and other of $34.0 million, $16.8 million and $25.5 million for the years ended December 31, 2025, 2024 and 2023, respectively.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

                                            26

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2025	2025	2025	2025	2024	2023
		(dollars in millions)
Net income (loss)	$5.3	$(5.4)	$22.0	$18.4	$22.1	$(24.0)
Adjustments:
Interest expense	4.9	5.1	5.2	5.1	7.1	11.0
Income tax expense	0.1	0.4	—	—	—	—
Depreciation and amortization	3.1	4.7	1.9	2.0	2.6	4.2
Share-based compensation	13.7	11.6	8.4	6.4	5.8	4.9
Loss on extinguishment of debt	—	—	—	—	5.4	—
Warrant compensation expense	2.0	17.2	—	—	—	4.1
Restructuring charges(1)	—	—	0.1	—	0.1	1.8
Other(2)	(0.3)	0.1	—	—	—	(2.3)
Adjusted EBITDA	$28.8	$33.7	$37.6	$31.9	$43.1	$(0.3)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes zero, zero, $0.1 million, zero, $0.2 million and $0.2 million of depreciation and amortization for Q4 2025, Q3 2025, Q2 2025, Q1 2025, Q4 2024 and Q4 2023, respectively.
(2) Other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. Legal and other fees net of recoveries related to the 2022 misappropriation of funds by a former senior marketing employee of $(0.3) million, $0.1 million, zero, zero, zero and $(0.2) million in Q4 2025, Q3 2025, Q2 2025, Q1 2025, Q4 2024 and Q4 2023, respectively.

                                            27

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Years Ended December 31,
	2025	2024	2023
	(dollars in millions)
Net income (loss)	$40.3	$30.9	$(147.4)
Adjustments:
Interest expense	20.3	39.7	43.2
Income tax expense	0.5	—	—
Depreciation and amortization	11.7	14.5	12.2
Share-based compensation	40.1	18.5	16.9
Loss on early extinguishment of debt	—	5.4	—
Warrant compensation expense	19.2	3.8	17.4
Restructuring charges(1)	0.1	0.2	11.2
Other(2)	(0.2)	(1.1)	3.6
Adjusted EBITDA	$132.0	$111.9	$(42.9)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes zero, zero and $0.4 million of share-based compensation for the years ended December 31, 2025, 2024 and 2023, respectively. This also includes $0.1 million, $0.4 million and $0.4 million of depreciation and amortization for the years ended December 31, 2025, 2024 and 2023, respectively.
(2) Other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. Legal and other fees net of recoveries related to the 2022 misappropriation of funds by a former senior marketing employee of $(0.2) million, $(1.1) million and $3.2 million for the years ended December 31, 2025, 2024 and 2023, respectively.

                                            28

Letter to Shareholders: FY 2025

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
	(dollars in millions)
Gross premiums written	$361.6	$330.5	$1,505.8	$1,301.1
Ceded premiums written	(4.4)	(18.6)	(45.4)	(137.0)
Net premiums written	357.2	311.9	1,460.4	1,164.1

Gross premiums earned	377.2	331.0	1,466.0	1,231.0
Ceded premiums earned	(9.9)	(31.3)	(64.3)	(160.1)
Net premiums earned	$367.3	$299.7	$1,401.7	$1,070.9

                                            29